Exhibit 5

CONFIDENTIALITY AND NONDISCLOSURE AGREEMENT

THIS CONFIDENTIALITY AND NONDISCLOSURE AGREEMENT (this “Agreement”) is executed as of July 15, 2015 (the “Effective Date”), by and between Peter Kim (the “Recipient”) and Joe’s Jeans Inc. (together with its subsidiaries, the “Company”). The Company and the Recipient are sometimes referred to herein as a “Party”, or collectively, the “Parties”.

WHEREAS, the Recipient is considering a possible transaction (the “Transaction”) involving the Company; and

WHEREAS, the Company is prepared to make available to the Recipient and his Representatives (as defined below) certain Confidential Information (as defined below) for the sole purpose of the Recipient evaluating, negotiating, pursuing and/or consummating a Transaction involving the Company (the “Purpose”); and

WHEREAS, by execution of this Agreement, the Recipient agrees to the confidentiality and use restrictions set forth herein.

NOW, THEREFORE, in consideration of the promises and covenants contained in this Agreement, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged by each of the Parties, the Parties agree as follows:

1.          Definition of Confidential Information.    “Confidential Information” means all information or data (written, electronic or oral) provided at any time to the Recipient or his Representatives (as defined below) in connection with the Purpose, whether prior to, on, or following the Effective Date, and whether prepared by the Company, their representatives or affiliates or otherwise on the Company’s behalf, including without limitation, information regarding the Company’s actual and proposed business(es); historical and projected financial information; agreements; budgets; services; products; intellectual property; trade secrets; technical data; programs; techniques; processes; operations; know-how; strategies; forecasts; concepts; ideas; marketing plans; existing or potential customers, employees, vendors or suppliers; relationships with third parties and other third party information; and any information derived, summarized or extracted from any of the foregoing, including without limitation, those portions of reports, analyses, compilations, studies, interpretations, records, notes or other materials prepared by the Recipient or his Representatives or otherwise on his behalf that contain, are based on, or otherwise reflect or are generated from such information, including that stored on any computer, word processor or other similar device.

2.          Restrictions on Disclosure and Use of Confidential Information.

(a)        The Recipient hereby agrees that the Confidential Information provided to the Recipient by or on behalf of the Company pursuant to this Agreement will be used by the Recipient solely for Purpose and for no other purpose. The Recipient shall keep the Confidential

Information confidential and not disclose any of the Confidential Information to any person, except that the Recipient may disclose the Confidential Information or portions thereof (i) to those of his affiliates, partners, financial advisors, commercial banks, lending institutions, consultants, attorneys, accountants, other advisors, or other potential debt or equity financing sources (collectively, the “Representatives”) (a) who need to know such information for the purpose of assisting the Recipient in connection with the Purpose, and (b) who are informed by the Recipient of the confidential nature of the Confidential Information and the confidentiality and other obligations hereunder applicable to the Recipient and its Representatives, (ii) with the Company’s prior written consent, (iii) as provided in Section 3 or (iv) to Fireman Capital CPF Hudson Co-Invest LP (“Fireman”) and its Representatives, only in the event that Fireman has entered into a confidentiality agreement with the Company (in which case, treatment of such Confidential Information by such person shall be subject to the agreement between the Company and such person, and not this Agreement). The Recipient agrees to undertake reasonable precautions (i) to safeguard and protect the confidentiality of the Confidential Information and (ii) to prevent his Representatives from prohibited or unauthorized disclosure or uses of the Confidential Information. The Recipient shall be responsible for any breach of this Agreement by his Representatives, provided that Recipient will not be responsible for any breach by a Representative whose conduct constitutes a breach of independent obligations between such Representative and the Company. The term “person” as used in this Agreement shall be broadly interpreted to include without limitation any individual, governmental body, partnership, limited liability company, corporation or other entity. Without the prior written consent of the Company, other than as contemplated herein, neither the Recipient nor its Representatives will disclose to any person the fact that Confidential Information has been made available to him and his Representatives, that discussions or negotiations are taking place concerning a potential Transaction, or any terms, conditions or other facts with respect to the potential Transaction, including the status thereof. Notwithstanding anything to the contrary herein, nothing herein shall in any manner restrict the ability of the Recipient and its Representatives to engage in discussions and negotiations with any third party and such third party’s Representatives that may be negotiating a potential Transaction with the Company regarding such potential Transaction.

(b)        The term “Confidential Information” does not include information that: (i) the Recipient or a Representative already possessed at the time of disclosure provided that the source of such information is not, to the Recipient’s or such Representative’s knowledge, subject to restrictions on the right to transfer or disclose such information free of any legally binding or fiduciary obligation to the Company to keep such information confidential, (ii) the Recipient or a Representative independently developed without the use of any Confidential Information, (iii) the Recipient or a Representative received from a third party who is not, to the Recipient’s or such Representative’s knowledge, subject to restrictions on the right to transfer or disclose such information free of any legally binding or fiduciary obligation to the Company to keep such information confidential, or (iv) at the time of disclosure was publicly available prior to the Effective Date or thereafter becomes publicly available without any violation of this Agreement on the part of the Recipient or any of his Representatives.

3.          Compelled Disclosure.    In the event the Recipient or his Representatives are requested or required (by interrogatories, requests for information or documents, subpoenas, civil investigative demand or similar process) to disclose any of the Confidential Information, the Recipient will provide the Company, to the extent legally permissible and reasonably practicable, with prompt prior written notice so that the Company may, at the Company’s sole expense, seek a protective order or other appropriate remedy, or waive compliance, in whole or in part, by the Recipient with the provisions of this Agreement. In the event that such protective order or other remedy is not obtained, or the Company waives compliance, in whole or in part, with the provisions of this Agreement, the Recipient will (a) furnish only that portion of the Confidential Information which is legally required as advised by counsel, (b) to the extent legally permissible and reasonably practicable, give advance notice to the Company of the Confidential Information to be disclosed as far in advance as is practical and (c) will make commercially reasonable efforts to request a protective order or obtain other reliable assurance that confidential treatment will be accorded the Confidential Information.

4.          Return of Confidential Information.    At any time upon the request of the Company, in its sole discretion, the Recipient and his Representatives shall promptly either (i) destroy all copies of the written Confidential Information in his or their possession or under his or their custody or control (including, to the extent practicable, that stored in any computer, word processor, or similar device) including, without limitation, any copies, summaries, notes, analyses, compilations, reports, extracts or other reproductions, in whole or in part, of such written, electronic or other tangible material or any other materials in written, electronic or other tangible format based on, reflecting or containing Confidential Information prepared by the Recipient or his Representatives, and confirm such destruction to the Company in writing or (ii) return to the Company all copies of the Confidential Information furnished to the Recipient by or on behalf of the Company in the Recipient’s possession or in the possession of his Representatives, except as otherwise required by applicable law or professional or regulatory standards or as may be stored in the Recipient’s or his Representatives’ electronic back-up and archival systems and provided that Recipient’s outside counsel may keep one copy of the Confidential Information for compliance purposes if required by bona fide policies and procedures implemented by Recipient’s outside counsel and to the extent that such information is reasonably likely to be required to be disclosed under applicable law in connection with the Purpose. Upon completion of the destruction or return of all of the Confidential Information (together with any copies thereof) in the possession of the Recipient or his Representatives, the Recipient shall certify in writing to the Company with respect to such destruction or return of the Confidential Information. Notwithstanding such return or destruction, all Confidential Information, including any Confidential Information maintained on any electronic back-up or archival system, will continue to be held confidential subject to the terms of this Agreement during the Term.

5.          No License.    All Confidential Information shall be and remain solely the property of the Company. Nothing in this Agreement shall be construed as granting the Recipient or his Representatives any right, title or interest in or to any patent, trademark, license, copyright or other right of the Company.

6.          No Warranty.    The Recipient understands that the Company shall have the right, in its sole discretion, to determine what information to make available to the Recipient in connection with the Purpose. The Recipient understands and acknowledges that neither the Company nor any of its officers, directors, employees, affiliates, stockholders, agents, representatives or controlling persons is under any obligation to make any particular information available to the Recipient in connection with the Purpose, or to supplement or update any

Confidential Information previously furnished. The Recipient agrees that neither the Company nor any of its officers, directors, employees, affiliates, stockholders, agents, or controlling persons is making any representation or warranty in connection with a Transaction, express or implied, as to the accuracy or completeness of the Confidential Information, and each of the Company and such other persons expressly disclaims any and all liability to the Recipient or any other person that may be based upon or relate to (a) the use of the Confidential Information by the Recipient or any of his Representatives in connection with a Transaction or (b) any errors therein or omissions therefrom in connection with a Transaction. The Recipient further agrees that it is not entitled to rely on the accuracy and completeness of the Confidential Information in connection with a Transaction and that the Recipient will be entitled to rely solely on those particular representations and warranties in connection with a Transaction, if any, that are made to a purchaser in a definitive agreement relating to any Transaction when, as, and if it is executed, and subject to such limitations and restrictions as may be specified in such definitive agreement. For the avoidance of doubt, the term “Transaction” shall not include the Recipient’s exercise of any rights or remedies under the Existing Agreements (as defined below), and nothing herein shall prevent the Recipient from exercising all such rights and remedies.

7.          No Commitment.    The Recipient acknowledges and agrees that (a) the Company is free to conduct the process leading up to a possible Transaction as it, in its sole discretion, may determine, (b) the Company reserves the right, in its sole discretion, to change the procedures relating to the Company’s consideration of any Transaction at any time without prior notice to the Recipient or any other person, to reject any and all proposals made by the Recipient or any of his Representatives with regard to any Transaction, and to terminate discussions and negotiations with the Recipient with regard to any Transaction at any time and for any reason, and (c) unless and until a written definitive agreement concerning any Transaction has been executed (and then, only as provided in such agreement), neither the Company nor any of its officers, directors, employees, affiliates, stockholders, agents, advisors, representatives or controlling persons will have any legal obligation or any other liability to the Recipient of any kind whatsoever with respect to (i) any Transaction, whether by virtue of this Agreement, any other written or oral expression with respect to any Transaction, (ii) the procedures employed in connection therewith, or (iii) any representations with respect to any Transaction made by such persons, whether by virtue of this Agreement or any other written or oral expression. For purposes hereof, the term “definitive agreement” does not include an executed letter of intent or any other preliminary written agreement, nor does it include any written or oral acceptance of an offer or bid on the Recipient’s part.

8.          Inquiries for Information.    Except as contemplated hereby, the Recipient agrees that all requests for additional information concerning the Company relating to the Purpose will be submitted or directed solely to Carl Marks, and not to any other person without the prior consent of the Company; provided that the foregoing shall not restrict the Recipient from communicating directly with any of the Company’s directors, officers or Representatives who may contact them, or from contacting and communicating with Fireman and its Representatives only in the event that Fireman has entered into a confidentiality agreement with the Company, in each case, regarding the Transaction or otherwise.

9.          Securities Laws.    The Recipient acknowledges that it is aware, and will inform his Representatives who are informed as to the matters that are the subject of this Agreement, that the United States securities laws prohibit any person who has material, non-public information about a company that was obtained directly or indirectly from that company from purchasing or selling securities of such company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such other person is likely to purchase or sell such securities.

10.        Breach By a Representative.    The Recipient agrees to be responsible for any breach of this Agreement by his Representatives, provided that Recipient will not be responsible for any breach by a Representative whose conduct constitutes a breach of independent obligations between such Representative and the Company. The Recipient agrees, at the Recipient’s sole expense, to take all commercially reasonable measures to restrain a Representative from disclosure or use of the Confidential Information in violation of this Agreement. Nothing in this paragraph shall be construed to limit the Company’s rights to take direct action against the Recipient or a Representative.

11.        Attorney-Client Privilege.    To the extent that any Confidential Information may include material subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, the Parties understand and agree that they have a commonality of interest with respect to such matters and it is their desire, intention and mutual understanding that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All Confidential Information provided by the Company that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege and stamped and identified as such shall remain entitled to such protection under these privileges, this Agreement, and under the joint defense doctrine. Nothing in this Agreement obligates any party to reveal material subject to the attorney-client privilege, work product doctrine or any other applicable privilege.

12.        Recipient Representations and Warranties.    The Recipient hereby represents and warrants to the Company, that (i) the undersigned has the authority to enter into this Agreement, (ii) this Agreement has been duly executed and delivered by the Recipient and (iii) this Agreement constitutes a valid and binding agreement enforceable against the Recipient in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

13.        Equitable Relief.    The Recipient acknowledges that the Company may be irreparably injured by a breach of this Agreement by the Recipient or his Representatives, and that monetary remedies at law would be inadequate to protect the Company against any actual or threatened breach of this Agreement, and, without prejudice to any other rights and remedies otherwise available, agrees to the granting of equitable relief, including injunctive relief and specific performance, in the Company’s favor without proof of actual damages, without any requirement of posting of bond.

14.        Term.    Except as otherwise expressly provided herein, the obligations of the Parties under this Agreement will terminate on the earlier of (i) the six (6) month anniversary of the date of this Agreement (the “Term”) or (ii) the date of consummation of the Transaction pursuant to a definitive agreement between the Parties. Notwithstanding the foregoing, Paragraphs 8, 11, 13 and 15-20 shall survive the termination of this Agreement.

15.        Severability.    The Recipient agrees that if any provision of this Agreement shall, for any reason, be adjudged by any court of competent jurisdiction to be invalid or unenforceable, such judgment shall not affect, impair or invalidate the remainder of this Agreement but shall be confined in its operation to the provision of this Agreement directly involved in the controversy in which such judgment shall have been rendered. This Agreement shall be binding upon the Parties and their respective successors and assigns.

16.        No Waiver.    The Parties agree that no failure or delay in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

17.        Entire Agreement; Other Matters; Amendment.    This Agreement embodies the entire understanding between the Parties respecting the subject matter of this Agreement and supersedes any and all prior negotiations, correspondence, understandings and agreements between the Parties respecting the subject matter of this Agreement. For the avoidance of doubt, notwithstanding anything to the contrary in the Existing Agreements, the Recipient’s rights and obligations with respect to the use and disclosure of Confidential Information shall be governed by the terms of this Agreement during the Term. For the avoidance of doubt, nothing in Section 2 or elsewhere in this Agreement shall in any way restrict the use or disclosure by Recipient of Confidential Information in his capacity as an officer and employee of certain subsidiaries of Joe’s Jeans Inc. in the conduct of their businesses; provided however, that Recipient shall still be subject to any fiduciary duties under applicable law and his obligations under the Existing Agreements with respect to the use of such Confidential Information in his capacity as a director, officer and an employee of certain subsidiaries of Joe’s Jeans Inc. This Agreement shall not be modified except by a writing duly executed on behalf of the party against whom such modification is sought to be enforced. “Existing Agreements” means, collectively, the Employment Agreement, dated July 15, 2013, the Non-Competition Agreement, dated July 15, 2013, the Subordinated Convertible Note, dated September 30, 2013, the Registration Rights Agreement, dated September 30, 2013, the Stock Purchase Agreement, dated July 15, 2013, and Amendment No. 1 to the Stock Purchase Agreement, dated September 20, 2013. The terms of this Agreement are not intended to be, and shall not, supersede the rights and obligations of the Parties to the Existing Agreements as to the subject matter of the Existing Agreements.

18.        Assignment and Binding Effect.    The Recipient may not assign this Agreement without the Company’s prior written consent, and any assignment in violation of this Agreement shall be void. This Agreement shall benefit and be binding upon the Parties to this Agreement and their respective successors and permitted assigns.

19.        Governing Law.    This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to conflict of laws.

20.        Counterparts.    This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. This Agreement will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that all Parties need not sign the same counterpart. The exchange of copies of this Agreement and of executed signature pages by facsimile transmission or by electronic mail in “portable document format” (“.pdf”) or by a combination of such means, will constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of an original Agreement for all purposes. Signatures of the Parties transmitted by facsimile or by .pdf shall be deemed to be their original signatures for all purposes.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

JOE’S JEANS INC.

By:	/s/ Lori Nembirkow
Name: Lori Nembirkow
Its: SVP, Legal & Compliance and Corporate Secretary

/s/ Peter Kim
PETER KIM